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                                                                     EXHIBIT 3-D

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                   ZILA, INC.

                         Pursuant to Section 151 of the
                           General Corporation Law of
                              the State of Delaware

         The President of Zila, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151, does hereby certify as follows:

         Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on December 7, 2000, adopted the following resolution creating a series of Preferred Stock designated as Series B Preferred
Stock:

         RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1.       DESIGNATION AND AMOUNT.

         The number of shares of Preferred Stock that shall be designated as the Series B Convertible Preferred Stock (the "Series B Preferred Stock") shall be 100,000.

2.       DIVIDENDS.

         (a) Cumulative Dividends. The holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of $0.0975 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per fiscal quarter ($0.39 per share per annum), payable out of funds legally available therefor. Such dividends shall be cumulative and shall be due and payable quarterly in arrears.

         (b) Preference. No dividends shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.39 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series
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B Preferred Stock shall be paid or declared and set apart during the fiscal year and any prior years which dividends accumulated but remain unpaid.

3.       LIQUIDATION PRIORITY.

         Upon the occurrence of (a) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets, or (b) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (c) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), no distribution shall be made to the holders of any Common Stock unless and until each holder of Series B Preferred Stock (each, a "Holder" and collectively, the "Holders") shall have received a Liquidation Preference of $6.50 per share of Series B Preferred Stock (the "Liquidation Preference"). In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders are insufficient to pay the Liquidation Preference with respect to all of the outstanding Series B Preferred Stock, the entire assets of the Corporation shall be distributed ratably among the shares of Series B Preferred Stock, and such pro rata amount shall be deemed to be the Liquidation Preference.

4.       REDEMPTION.

         (a) Corporation's Optional Redemption. The Corporation may at any time after the Redemption Triggering Event (defined below) redeem, from any source of funds legally available, the Series B Preferred Stock. The Corporation shall effect such redemption by giving Notice (defined below) to the holders of Series B Preferred Stock and paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to the per share Redemption Price (defined below) plus all accumulated but unpaid dividends on such shares. The "Redemption Triggering Event" shall be the occurrence hereafter of any ten (10) trading day period during which the Common Stock of the Corporation maintains a closing price on each such trading day that is equal to or greater than $9.00 per share. The "Redemption Price" shall be the average bid closing price of the Common Stock of the Corporation for the five (5) trading days immediately preceding the date on which the Corporation gives Notice.

         (b) Redemption Notice. At least ten (10) days prior to redemption, notice shall be sent to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the redemption, date, the redemption price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Notice"). On or after the redemption date, each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or

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certificates representing such shares, in the manner and at the place designated in the Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. If less than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (c) Redemption Date. From and after the redemption date, unless there shall have been a default in payment of the redemption price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Notice as holders of Series B Preferred Stock shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

5.       CONVERSION.

         The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or before December 31, 2010 into fully paid and nonassessable shares of Common Stock at the ratio of one-to-one. A holder may convert his Series B Preferred Stock in whole or in part, provided that any conversion in part may only be effected in one or more blocks of 10,000 shares each.

         (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at a ratio of one-to-one on December 31, 2010.

         (c) Mechanics of Conversion. (i) Before any holder of Series B Preferred Stock shall be entitled to convert into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state names in which he wishes the certificate for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, a certificate for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable, upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

         (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares Common Stock, solely for the

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purpose of effecting the conversion of the shares of the Series B Preferred
Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

         Shares of Series B Preferred Stock shall automatically convert into shares of Common Stock at a ratio of one-to-one, on December 31, 2010. Promptly after such date and surrender of the certificate or certificates for the share or shares of Series B Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered to each Holder a certificate or certificates for the number of shares of Common Stock issuable upon the conversion, subject to compliance with any agreement relating to transfer by which such Holder is bound.

6.       VOTING RIGHTS.

         The holders of Series B Convertible Preferred Stock do not have voting rights, except to the extent required by applicable law.

7.       MISCELLANEOUS.

         (a) Transfer of Preferred Shares. A Holder may sell or transfer all, but not less than all, of the Holder's Series B Preferred Stock to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Series B Preferred Stock that is the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

         (b) Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the third Business Day after deposit in the U.S. mail (certified or registered mail, receipt requested, postage prepaid), addressed to the parties as follows:


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                  If to the Corporation:

                           Zila, Inc.
                           5227 North 7th Street
                           Phoenix, Arizona 85014-2800
                           Attn:  Janice L. Backus, Vice President and Corporate
                                    Secretary
                           Tel: (602) 266-6700
                           Fax: (602) 234-2264

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

         (c) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing any shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Joseph Hines, its President, as of the 1st day of February, 2001.


                                      ZILA, INC.

                             By:      /s/ Joseph Hines
                             Name:    Joseph Hines
                             Its:     President


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